Exhibit (g)(5)

February 26, 2014

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 11th floor

New York, NY 10179

Attn: Regina Gannon

Re:	Goldman Sachs Variable Insurance Trust; additional portfolio under the
Goldman Sachs Variable Insurance Trust contract

Dear Regina,

This is to advise you that Goldman Sachs Variable Insurance Trust (the “Trust” or “VIT”) has established a new series of shares to be known as Goldman Sachs Variable Insurance Trust Multi-Strategy Alternatives Portfolio (the “Fund”). In accordance with Schedule 1 – Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Scott McHugh
Name:	Scott McHugh
Title:	Principal Financial Officer and Treasurer of the Funds

Agreed to this 28th day of March, 2014. JPMORGAN CHASE BANK, N.A.

By:	/s/ Anna Maria Calla Minniti
Name:	Anna Maria Calla Minniti
Title:	Vice President